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Structured Notes

Royal Bank of Canada designs and issues a range of structured notes to meet client investment objectives. We regularly issue notes to the investing public that complement equity and fixed income portfolios. The breadth of our capabilities also allows us to offer strategies that complement alternative investment approaches for generating growth, income and capital protection.


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This Agreement is between you and Royal Bank of Canada ("RBC" or "we" or "us") concerning your use of (including any access to) the U.S. Structured Notes site currently located at https://www.rbcusnotes.com (together with any materials and services available therein, and successor site(s) thereto, the "Site"). This Agreement hereby incorporates by this reference any additional terms and conditions posted by RBC through the Site, or otherwise made available to you by RBC.

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         ' ['.lLEGALNOTICE - RBCStr x  C i Secure I https:// www.rbcusnotes.com/ beta/ lega l  * &!  .I IRBC Capital Mark et s  Home current Offerings ExistingProducts Product summaries Resources 0.suppummflts dild p11c111g suppteli\Uil[)161 di\ 1ssue 61 li0le5 camIuny umore lr\VeStlllg. dlld Silb dlddlsl055um SdlldbhllYbl di\ I11Ve5tiileill Iii me IIOlt!SWitil tileli  investment advisors before making an investment decision. The offering and sale of notes may be prohibitedby laws in certain jurisdictions. Notes may only be purchased where they may be lawfully offered for sale and only through individuals qualified to sell them in such jurisdictions.The infor mation statement or prospectus documents for a particular series of notes are available on the summary page for the applicable series of notes.s. 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         -        -  -  ' [jLEGAL NOTICE - REC Str . Xf- C I i Secu re I htt p  s://w  v,rw.rbcusnotes.com/ beta/ Le g al  * I  .I IRBCCap i ta l M ar ke ts  Home current Offer ings Existing Products Pro duct s u mmar ies Resources QPOS( trJ llSriil t 01 OtiilirWISli rildlW dVdildblli rn1oug11 61 111 COI\I\Q( tlbii With lhli Si tli ar1y VIIUSw, orm . lrdjdii iioiSli , tasrnr ti gg, tllr\Q Do/lib, spywam di Otlllii  computer code, file or program t hat is or is potentially harmful or invasive or intended to damage or hijack th e operati on of, or t o monitor t he use of, any hardware, software or equipment (each, a " ").Use the Sil e for any pur pose that is fraudulent or ot herwise to rtio us or unlawf ul.Harvest o r coll ect info rmat ion about u sers of the Sit e.Interfere wit h or dis ru pt th e operati on of the Site or the servers or net works used to make the Sit e availab le, incl ud ing by hacking or defa ci ng any porti on of the Site : or violate any roquirement. procedure or policy of such servers or networks.Restrict or inhibit any ot her person f rom using the Sit e.Reproduce, modify, adapt, t ranslat e, creat e derivative wor ks of, sell , rent, lease, loan, tim eshare, dist ribute or ot herwise exploit any port ion of (or any use of) the Si t e except as expressl y aut horized herein, wit hout RBC's express p rior writte n consentReverse engineer, decompil e or disassemble any port ion of t he Site , except where such restr ict io n is expressly prohibited by app li cab le law. Remove any copyright, trademark or oth er pro prietary rights not ice fro m th e Sit e.Frame or mirror any portio n of the Sit e, o r oth erwise i ncorporat e any port ion of the Sit e into any product or service, wit hout RBC's express prior writt en co nsentSystematicall y downl oad and st ore Sit e cont entUse any robot, spider, site search/ retr ieval appli cation or ot her manual o r automat ic device to retrieve, i ndex. "scrape," "dat a mine" or ot herwise gat her Sit e cont ent, or reproduce or circumvent the navigat io nal struct ure or presentat ion of t he Site, wit hout RBC's express prior writt en consent.You a re respo nsi ble for obtaining. mai ntai ning and paying for all hardware and all t elecommunications and other services needed to use t he Si te.Monito ri ng. We may (but have no obligati on to) monit or or anal yze your access to or use of the Sit e. We may disclose informati on regarding your access to and use of t he Sit e, and the cir cumstances surrounding such access and use, to anyone for any reason or purpose.You r Limit ed Rights. Su bje ct to your compliance wit h t his Agreement and solely for so long as you are permi tte d by RBC to u se the Sil e, you may vi ew one (1) copy of any porti on of th e Sit e to which we provide you access unde r this Agre ement. on any single device, solely for your personal, non-comm ercial use.RBC's Prop ri eta r y Rig hts . we and our sup pliers own th e Sit e, which is protected by prop rietary rights and laws. o ur tra de names, t radema rks and service marks include RBC and ROYAL BANK OF CANADAa n d a n y associated logos. All t rad e names, trademarks, service marks and logos on the Sit e not owned by us are the prop erty of thei r respective owners. You may not use our trade names, t rademarks, service marks or logos in connect ion wit h any pro duct or service t hat is not ours. or in any manner that is li kely to cause confusion. Nothi ng contai ned on the Site should be construed as granting any right t o use any trade names,t rademarks, service marks or logos with out th e express prior writt en consent of the owner.Thir d Party Matorials;Links. Certai n Sit o functio nality may make available access to i nfo r matio n, pro ducts, sorvices and other mate rials made available bythird part ies, including Submissions ("Thi rd Party Materials"), or allow for th e ro ut ing or transmission of such Th ird Part y Mater ial s, incl u ding via li nks. By using such funct io nali ty, you are directing us to access. rout e and transm it to you t he ap pl icable Third Party Materials.

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The arbit rat or will conduct hearings, if any, by teleconference or vi deoconfe rence, rat her than by person al appearances, unless you requ est an in -person hearingc Any i n-p erson appearances will be held in your hometown area. Unless you initiate t hearbitration, RBC will be responsible f or all arb it rator and JAMS fees and costs. If you i nit iat e the arbitration, you wil l be responsible for paying t wo hundred fift y dolla rs ($250) and RBC will be responsible for paying all ot her arbit rat or and JAMS fees an d costs. The arbitr ator's decision will follow the terms of thi sAgreement and will be final and bi ndi ngc The arbit rator will have aut hority to permit the discovery or exchange of non-privileged informati on relevant to t he dispute. 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Please                            ellck here for legal restriction  s and terms of use applicabl  e to this site. use of this site  slgnlfies  your agreement to the terms of  use.                  Royal B  ank of Canada h.as filed a registration stateme  nt  (Includingproduct prospectus  supplemenl:5, a prospectus supplement,      and a prospectus)with the S E[ for any  offeringto which these m  ateri  als relate. Before you lnV(l,st. you should read those    documents and t  he other documents relatlngto the o  ffer  ing that Royal Bank of ca  na  da has filed with the SEC for more complete?                                    Information  t  abou  Roya  l  Bank  of canadaand  t  he offe  ri  ng. You may obta  in  these d  ocuments  without rnst by v  isiti  ng EDGAR on the                                  SEC Webslte at www.sec.gov. 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Income Notes offer an investor the ability to receive fixed or conditional income

Growth Notes

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Income Notes

Growth Notes are designed to enhance returns when market performance is positive

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Product Summaries

View descriptions and sample return profiles for our Income and Growth Notes in the following Product Summaries.

Income Notes

Autocallable Contingent Coupon Barrier Notes (Lesser Performing)

Growth Notes

Absolute Return Notes

Barrier Enhanced Return Notes

Booster Notes

Buffered Enhanced Return Notes

Principal Return Notes

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UNDERSTANDING OUR PRODUCTS

Gain insight on suitability, benefits and risks related to our products along with a view to how they work.

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CUSTOMIZED CAPABILITIES



FAQ

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Royal Bank of Canada has filed a registration statement (including product prospectus supplements, a prospectus supplement, and a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read those documents and the other documents relating to the offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in any offerings to which these materials relate will arrange to send you the relevant product prospectus supplement, the prospectus supplement, the prospectus and any other underlying supplements if you so request by calling toll-free at 1-877-688-2301.

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Understanding Our Products

Equity Linked Notes

Equity Linked Notes (ELNs) allow clients to customize return to suit their investment needs. Traditional equity investments provide full exposure to the market, whether the performance is positive or negative. ELNs provide clients with an alternative to traditional equities that can offer an enhanced return if the underlying equity asset rises, and varying levels of protection if the market falls. ELNs can be linked to a variety of underlying assets, including indices, single stocks, portfolios of shares and industry sectors, and can be expanded to include commodities and currencies.



ELNs may be suited for clients who:

- Want access to products that can be customized to reflect their return preferences
- Want to limit market exposure to match their level of risk tolerance
- Require growth or income in their portfolio
- Prefer a medium term investment typically of 3 – 10 years
- Are comfortable with the credit risk of the applicable issuer

Benefits | Risks

Customized Equity Investing

ELNs deliver tailored exposure to equity markets. For markets with expected growth, clients may consider notes that provide an accelerated or boosted return. These products provide enhanced participation in the positive performance of a selected equity market. For investors that require income, notes that pay fixed or conditional coupons at above-market rates may be appropriate.

Risk Tolerance

ELNs are created to accommodate a variety of risk tolerance levels. Notes can be designed to provide partial or conditional downside exposure while still offering upside return in positive markets.

Flexible and Timely Issuance Based on Current Market Conditions

ELNs can be customized and made available for purchase within a short time frame, typically a few days. Clients can choose to participate in ELNs when it best suits their investment outlook.

Transparent, Passive and Formulaic

The return on the ELNs is based on a defined payment formula applied to the performance of an underlying asset. The current performance of the underlying asset can be observed throughout the term of the ELN. The return formula is pre-determined before

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The return on the ELNs is based on a defined payment formula applied to the performance of an underlying asset. The current performance of the underlying asset can be observed throughout the term of the ELN. The return formula is pre-determined before note issuance and the return calculation is therefore transparent.

How it works

Choosing an Equity Linked Note

ELNs are created based on the investment preferences of clients. Investors can choose from notes with a **growth** or **income** focus, based on their personal requirements.

Customizing the UPSIDE return and DOWNSIDE exposure

Investors may customize the level of upside participation they want to an underlying equity asset, as well as the amount of downside exposure desired.


UPSIDE
DOWNSIDE
Growth
Income
Booster Return
Enhanced Return
Full or Partial Return
Fixed Coupons
Conditional Coupons
Callable
No Exposure
Partial Exposure ("Buffer")
Conditional Exposure ("Barrier")

Choosing the Upside Return – Growth Notes

Growth notes are designed to enhance returns when market performance is positive. **Booster Notes** and **Enhanced Return Notes** are two types of Growth notes.

Booster Note

A Booster Note will provide a minimum return at maturity if the performance in the underlying equity asset at maturity is positive but less than the stated Booster Percentage.

For any positive performance greater than the Booster Percentage, the investor will typically participate in the full appreciation of the underlying equity asset at maturity. For any negative performance in the underlying


Upside Participation
$200
$150

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Choosing the Upside Return – Growth Notes

Growth notes are designed to enhance returns when market performance is positive. **Booster Notes** and **Enhanced Return Notes** are two types of Growth notes.

Booster Note

A Booster Note will provide a minimum return at maturity if the performance in the underlying equity asset at maturity is positive but less than the stated Booster Percentage.

For any positive performance greater than the Booster Percentage, the investor will typically participate in the full appreciation of the underlying equity asset at maturity. For any negative performance in the underlying equity asset, the investor will receive a return equal to the underlying equity asset's price return at maturity, unless the note includes limits on downside exposure.

Employing a Booster strategy may be appropriate in the following scenarios.

1. **An investor is moderately bullish:** As an example, a note that offers a 50% booster for any return in the underlying equity asset between 0 – 50%, will provide the investor with a 50% payout at maturity even if the performance of the underlying equity asset is 0.01%. This is displayed visually in the graph below.
2. **An investor is bullish but wants to maximize return in the event that equity market performance is modest:** If the underlying equity asset generates significantly positive returns, the investor participates in these returns but also receives the booster return during modest market performance.


Upside
Participation
Downside
Participation
PAYMENT AT MATURITY
$200
$150
$100
$50
$0
-100%
-50%
0%
50%
100%
UNDERLYING PERFORMANCE
Payment at Maturity
Percentage change in the underlying equity asset

For illustration purposes only. Not an actual Note.

Considerations

Investors will lose some or all of their initial investment if the underlying equity asset's price return at maturity is negative, unless the note includes limits on downside exposure. Investors do not receive dividends paid by the stocks in the Index.

Enhanced Return Note

An Enhanced Return Note will return an accelerated performance of an

           ' [jELNs - RBC Stru ctured I\ X  -    a.db  =_  f-  C I i Secure I ll ttp s.// w 1,v w . r b cusn otes.com / beta/ Learn ingCe ntre /ELN s  * I®  .I IRBC Capital Markets  Ho me  current Offerings  Exist ing Pro d ucts Product s u mmar ies  Resou rces  0.  Enh a n c ed Ret u rn NoteAn En hanced Retu rn Note wil l return an accelerat ed performance of an underlying equity asset if its performance is posi ti ve at maturity. For any negative performance in the underlying equity asset, the investor will receive a retu rn equal to t he underlying equit y asset' s price return at matu rity, unless the note incl udes limits on downside exposure.As an example, if an i nvestor with a l ong t ime horizon who i s l ooking for higher tha n average market retu rns purc hases a 6-year note that off ers 1.s times t he appreciat ion of an equity i ndex, the n at matur ity , fo r any posit ive retu rn i n the index, t he investor receives 1so% of such pos i t ive return.  Consid erations  I n vestors will lose some or all of the ir initia l invest ment if the underlying  equity asset' s price return at matu rity is negative, unless the note inclu des li mit s on downs ide exposure. Investors do not receive dividends paid by t he stocks i n t he Index.  °:, '  I,i.:  z  :';!i  •  Payment ■I Maturity  U NDERLYING PERFORMANCEPn-c11ntali'11 ch ■nll"! in t M lndu  For illustration purposes only. Not an actual Note.  Choos ing the Upside Return - Income Notes  .,.,  Income Notes offer an investor t he ability to receive fixed or condit ional income. Fixed Coupon Barrier Notes and Aut ocalla ble Notes are two types of Income Noles.Fi xed co upon Barr ier NotesThis type of note provides fixed coupon payments on a regular basis and usuall y offers conditi onal limits on downside exposure at matur ity. These notes are commonly linked to a single broad-based equity i ndex, such as the S&P soo® I nd ex, the Russell 20000> I nd ex, etc. At mat urity, as long as the index does not drop to the pre-specified barrier love the I nvesto r receives a return of principa l. If the index trades at or below the barrie r level at maturity, the investor loses pri ncipal in line with the perform ance of the index.considerationsWhile these strategies may meet i nvestors' needs for income, the lim its on downside parti ci pation offered at maturity are cond it ional on the underlying equity asset not trading below the bar ri er level shortly before maturity. It is also worth highlighting th at inve stors do not receive any addit ional retu rn based on the performance of tho underlying equity asset at matur i ty over and above the coupon payments paid throughout the term of the note. All coupons and payments at maturity are subject t o the issuer's credit and are therefore dependent on the Issuer's abil ity to pay at the time.  Autoca ll able Cond iti on a l Co upo n NotesThese notes pay a condit ional coupon if the underlying market is above t he coupon barrier level on the relevant observation date. The notes are automaticallv call ed at a □r ice e□u al to t he or ieinal investment amou nt if t he level of the un derlv inl! e□uitv asset as of the relevant observation date is

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Autocallable Conditional Coupon Notes

These notes pay a conditional coupon if the underlying market is above the coupon barrier level on the relevant observation date. The notes are automatically called at a price equal to the original investment amount, if the level of the underlying equity asset as of the relevant observation date is equal to or above its initial level. If the note is not called during its term and on the maturity date the underlying equity asset is not below the pre-determined principal barrier level, the note returns the original investment amount. However, if the underlying equity asset is trading below the principal barrier level at maturity, the investor receives the market return and potentially a substantial loss of principal.

Considerations

While these notes may provide a greater return over traditional income-generating investments, returns are not guaranteed and are conditional on the underlying equity asset performance. Additionally, return of principal at maturity is also conditional on the underlying equity asset performance. All coupons and payments at maturity are subject to the issuer's credit and are therefore dependent on the issuer's ability to pay at the time. If the notes are called prior to maturity, investors will not receive any further coupons and may not be able to invest the proceeds in another product with comparable terms.

Choosing the Level of Downside Exposure

ELNs can be designed to include a desired level of downside exposure. ELNs may provide full, partial or conditional limits on downside exposure so that only the protection required by investors is actually purchased, which potentially allows for greater upside participation in the performance of the underlying equity asset. Two common forms of providing downside limits are the Buffer and the Barrier.

Buffers

Buffers offer partial protection from a depreciation in the equity market by protecting an investor from a stated decline in the performance of the underlying equity asset at maturity. For example, a note with a 30% buffer limits the investor's exposure to the first 30% drop in the underlying equity asset at maturity. If the underlying equity asset were to suffer a loss beyond 30%, the investor would only participate in the drop beyond 30%, e.g. for a drop of 50% in the underlying equity asset, the investor would incur a loss reflecting 20% of the decline. Buffer strategies, when combined with boosters or enhanced return features, offer investors the ability to enhance returns while providing insulation from the initial loss of a stated amount.

Considerations

While this strategy manages the risk of a market fall, the benefits of the buffer are only realized at maturity. The investor is exposed to any loss on the underlying equity asset beyond the buffer. All payments at maturity are subject to the issuer's credit and are therefore dependent on the issuer's ability to pay at the time.

Barriers

Barriers offer protection that is conditional on the performance of the underlying equity asset on the maturity date. For example, if a note includes a 30% barrier at maturity, as long as the underlying equity asset does not drop by 30% or more at maturity, investors will receive back their original investment. If the underlying equity asset were to drop by 30% or more, investors would fully participate in the drop and lose principal in line with the drop in the underlying equity asset. This is unlike buffered strategies, where investors would only participate in the incremental drop beyond 30%.

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underlying equity asset. This is unlike buffered strategies, where investors would only participate in the incremental drop beyond 30%.

Considerations

The barrier does not provide for a minimum return of principal. In addition and similar to the buffer above, the benefits of the barrier are only realized at maturity. All payments at maturity are subject to the issuer's credit and are therefore dependent on the issuer's ability to pay at the time.

Important Information | **Additional Risk Considerations**

- This communication has been generated by RBC Capital Markets' Global Equity Linked Products and is not a research report or a product of RBC Capital Markets' Research Department.
- These materials are for informational purposes only and do not contain all information that may be required to evaluate, and do not constitute a recommendation with respect to, any investment. Any recipient of these materials should conduct its own independent analysis of the matters referred to herein. Investors must consult with their own advisors prior to investing. We are not providing you with any accounting, legal or tax advice in connection with these materials.
- Before a potential investor can purchase any structured notes, they must have completed account opening procedures and have executed relevant documentation. Prior to investing in a structured note, a potential investor will need to carefully review the relevant offering documents to fully understand the investment and the potential risks. Please revise the "Additional Risk Considerations" tab for important risk factors that investors should consider in connection with the investments discussed on this website.
- The information and any analyses contained in this document are taken from, or based upon, information from publicly available sources, the completeness and accuracy of which has not been independently verified. The information and any analyses in these materials are subject to change with changing market conditions.
- Any examples, calculations or value ranges indicated herein are hypothetical and should not be construed as indicative of levels at which an issuer may issue a product.
- RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)
- ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.

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Important Information | Additional Risk Considerations

An investment in ELNs involves significant risks. These risks are explained in more detail in the applicable offering documents for a specific offering. Before investing in an ELN, investors should carefully read the relevant offering documents to ensure they understand all of the potential risks. Some general risk considerations for ELNs include, but are not limited to the following:

- ELNs are unsecured debt obligations of the relevant issuer. Investors are dependent on the ability of the issuer to pay all amounts due on the notes, and therefore, investors are subject to the relevant issuer's credit risk and to changes in the market's view of the creditworthiness of the relevant issuer.
- Depending on the structure, investors in an ELN could lose some or their entire principal if there is a decline in the underlying equity asset. Even for structures that offer limits on downside exposure, the return of principal will depend on the relevant issuer's ability to pay its obligations at the relevant time.
- Some structures pay a variable or contingent coupon based on the performance of the underlying equity asset. This coupon may fluctuate over time and potentially be zero for some or all of the ELN's term. In some structures, the coupon may be the only return an investor will be entitled to for the ELN.
- For structures that are subject to redemption prior to maturity, if the ELNs are called before maturity, an investor will not receive any further coupons and may not be able to reinvest the proceeds from the call in an investment with a comparable return had the ELNs not been called.
- ELNs are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of the relevant issuer or its affiliates. Therefore, the estimated initial value of a ELN on the pricing date will be less than the issue price investors pay for the ELN.
- The offering documents of an ELN will typically include the issuer's initial estimated value of the ELN. This estimated value does not represent the future value of the ELN.
- ELNs will not be listed on any securities exchange. While the relevant issuer or its affiliate will generally endeavor to maintain a secondary market, they are not obligated to do so. The issuer or its affiliate may cease any market-making activities at any time. Even if a secondary market for the ELNs develops, it may not provide significant liquidity or trade at prices advantageous to the investor.
- The price at which an investor may be able to sell ELNs prior to maturity, if at all, may be at a substantial discount from the principal amount of the ELNs, even in cases where the closing price of the underlying equity asset has appreciated since the trade date. In addition, investors will not receive the benefit of any contingent repayment of principal if they sell ELNs before the maturity date. The potential returns described in the relevant offering documents assume the ELNs, which are not designed to be short-term trading instruments, are held to maturity.
- The return on ELNs may be lower than the return an investor could earn on other investments during the same term. Even if the return on an ELN is positive, it may be less than the return an investor could earn if it bought a conventional debt security of the relevant issuer.
- Investing in ELNs is not the same as owning the underlying equity asset (or any security or other component including in the underlying equity asset) directly. For instance, investors usually will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity asset. Investors will also not have any voting rights or any other rights that a holder of the underlying equity asset may have.
- The activities of the relevant issuer or its affiliates may conflict with an investor's interests and may adversely affect the value of the ELNs.
- Many economic and market factors will influence the value of the ELNs, including but not limited to, interest and yield rates in the market, time to maturity of the ELNs, expected volatility of the underlying equity asset, and economic, financial, political, regulatory or judicial events.
- While the offering documents will typically contain a summary of the expected U.S. federal income tax consequences of an investment in the ELNs, significant aspects of the tax treatment of the ELNs may be complex and uncertain. Prospective investors should consult with their tax advisor before investing in any ELN to determine the effects based on their individual circumstances.

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Equity Linked Notes

Equity Linked Notes (ELNs) allow clients to customize return to suit their investment needs. Traditional equity investments provide full exposure to the market, whether the performance is positive or negative. ELNs provide clients with an alternative to traditional equities that can offer an enhanced return if the underlying equity asset rises, and varying levels of protection if the market falls. ELNs can be linked to a variety of underlying assets, including indices, single stocks, portfolios of shares and industry sectors, and can be expanded to include commodities and currencies.



ELNs may be suited for clients who:

- Want access to products that can be customized to reflect their return preferences
- Want to limit market exposure to match their level of risk tolerance
- Require growth or income in their portfolio
- Prefer a medium term investment typically of 3 – 10 years
- Are comfortable with the credit risk of the applicable issuer

Benefits | Risks

Some key risk considerations include, but are not limited, to the following:

- ELNs are senior debt obligations of the issuer of the ELN. Therefore, returns are dependent on the issuer's ability to pay. Any secondary market prices will typically decrease if the issuer's credit risk increases.
- ELNs most often do not offer full downside protection, so investors may lose all or a part of their initial investment based on the performance of the underlying equity asset.
- Return formulas are pre-defined and cannot be changed during the term of the note.
- Returns could be less than traditional debt securities.
- Returns may be capped (depending on the structure).
- Although investors might hold a note linked to an underlying equity asset that generates dividends, ELN investors most often do not receive the benefit of these dividends (depending on individual note features).
- A secondary market for ELNs is not guaranteed. The price at which ELNs can be sold in the secondary market, if any, prior to maturity may be at a substantial discount from the investor's initial investment.
- Typically, the market value of an ELN will only fully reflect the return formula at or close to maturity. Prior to maturity, a variety of factors may cause the market value of an ELN to be less than the principal amount, or less than the amount that may be expected to be paid at maturity.

Prior to investing, potential investors should review the relevant offering documents for details specific to the ELN offering.

How it works

Choosing an Equity Linked Note

ELNs are created based on the investment preferences of clients. Investors can choose from notes with a **growth** or **income** focus, based on their personal requirements.

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Customized Capabilities

At RBC, the Global Equity Linked Products group offers a comprehensive spectrum of Equity Linked Notes ("ELNs") to suit the needs of investment advisors, broker-dealers and their investors. We also recognize that a more customized approach to product design may be necessary for investors with unique requirements.



Our customized solutions are often used by high net worth clients with specific needs, sophisticated institutional clients, investment advisors with a high degree of autonomy, or those looking to offer bespoke solutions.

For these situations, we are able to customize many aspects of an ELN. If an off-the-shelf solution does not meet your requirements, or you have a distinct view of the market, we have the ability to address your needs. We will work with you to create a solution that fits your investment mandate.

Contact Us

General Inquiries
structured.notes@rbccm.com

Hotline (for advisors only)
1.844.408.7346

EAST
Brent Prowse
1.844.494.4369

CENTRAL
David Barnes
1.844.272.2705

WEST
Dan Carter
1.844.494.4368

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FAQ

Q What type of investors should consider purchasing RBC Structured Notes?

A RBC Structured Notes are created for investors who are interested in:

- The potential to earn a return greater than what is available from traditional investments
- Exposure to equity markets with the potential for enhanced returns with the possibility for mitigating downside exposure.
- Exposure to equity markets that are otherwise difficult to access directly.
- Investors who are comfortable with potential loss of principal, depending on the note terms.
- Investors who are comfortable with the credit risk of the issuer.

Q What are some of the risks associated with RBC Structured Notes?

A Some of the risks associated with RBC Structured Notes are:

- All payments are subject to the issuer's credit risk.
- Potential to lose some or all principal.
- Limited to no secondary market.

Please see "Understanding Our Products" and the offering documents for the specific Note for a more detailed description of the potential risks.

Q Are there opportunities for a client to receive, regular cash flows from an RBC Structured Note?

A RBC Structured Notes may provide regular fixed-payment or contingent payment cash flows. RBC classifies these notes as Income Notes. Periodic payments may be contingent on the performance of the applicable asset.

Q What information is available to potential purchasers of RBC Structured Notes new issues?

A This information is available within the Products section of the website. The preliminary and final offering documents are filed and available for review

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Q What information is available to potential purchasers of RBC Structured Notes new issues?

A This information is available within the Products section of the website. The preliminary and final offering documents are filed and available for review on the SEC website.

Q Are fees included in RBC Structured Notes?

A All fees and commissions are set forth in the relevant prospectus.

Q Can an investor sell an RBC Structured Note prior to maturity?

A While not obligated to do so, RBC or its affiliates may maintain a daily secondary market in its sole discretion. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor. Notes are intended to be held until maturity.

Q Can I sell my Notes through RBC?

A From the RBC LaunchPad homepage, select “TradewebDirect”, select “Bid Wanted Request” and enter the CUSIP. For technical issues with Tradeweb, please contact the Business Application & Support group (the Bats line) 1-866-789-6608. For general questions regarding selling Notes through RBC, please contact the desk at 1-844-408-7346.

The information above pertains to Structured Notes issued by Royal Bank of Canada. Neither Royal Bank of Canada, nor any of its affiliates, makes any comment on the basis on which notes are provided by other sources.

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Royal Bank of Canada has filed a registration statement (including product prospectus supplements, a prospectus supplement, and a prospectus) with the SEC for any offering to which these materials relate. Before you invest, you should read those documents and the other documents relating to the offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in any offerings to which these materials relate will arrange to send you the relevant product prospectus supplement, the prospectus supplement, the prospectus and any other underlying supplements if you so request by calling toll-free at 1-877-688-2301.